UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

August 25, 2014
(Date of Report)

August 22, 2014
(Date of Earliest Event Reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to ule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Sotheby's (the "Company") and certain of its wholly-owned subsidiaries are party to certain credit agreements with an international syndicate of lenders led by General Electric Capital Corporation which provides for separate dedicated revolving credit facilities for Sotheby’s Agency segment (the “Agency Credit Agreement”) and its Finance segment (the “Finance Credit Agreement”) (collectively, the “Credit Agreements”).
The Agency Credit Agreement established an asset-based revolving credit facility the proceeds of which may be used for the working capital and other general corporate needs of the Agency segment, as well as for Principal segment inventory investments. The Finance Credit Agreement established an asset-based revolving credit facility the proceeds of which may be used for the working capital and other general corporate needs of the Finance segment, including the funding of client loans. The Credit Agreements allow Sotheby's to transfer the proceeds of borrowings under each of the revolving credit facilities between the Agency and Finance segments.
On August 22, 2014, the Credit Agreements were amended and restated, among other things, to:

•
Increase the aggregate commitments under the Credit Agreements from $600 million to $850 million, including a $50 million incremental revolving credit facility with higher advance rates against certain assets and higher commitment and borrowing costs (the "Incremental Facility"). The Incremental Facility matures on the first anniversary of the closing of the Credit Agreements (August 21, 2015), which maturity date may be extended for an additional 365 days on an annual basis with the consent of the lenders under such Incremental Facility who agree to extend their incremental commitments. As a result of this increase in the aggregate borrowing capacity of the Credit Agreements, the borrowing capacity of the Agency Credit Agreement will increase from $150 million to $300 million and the borrowing capacity of the Finance Credit Agreement will increase from $450 million to $550 million.

•
Increase the advance rate (and remove certain caps with regards to) inventory, and include certain of Sotheby's trademarks in determining the borrowing base availability of the Agency Credit Agreement.

•
Increase the maximum permissible amount of net outstanding auction guarantees (i.e., auction guarantees less the impact of related risk and reward sharing arrangements) from $300 million to $600 million.

•
Extend the maturity date of the Credit Agreements from February 13, 2019 to August 22, 2019, exclusive of the Incremental Facility, which has a maturity date of August 21, 2015 but may be renewed annually, as discussed above.

Sotheby’s incurred approximately $2.2 million in fees related to the amendment and restatement of the Credit Agreements, which will be amortized on a straight-line basis through the August 22, 2019 extended maturity date of the Credit Agreements. In addition, Sotheby’s could incur up to approximately $1.1 million in incremental annual commitment fees associated with the increased borrowing capacity of the Credit Agreements.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1
Amended and Restated Credit Agreement, dated as of August 22, 2014, among Sotheby's, a Delaware corporation, Sotheby's Inc., Sotheby's Financial Services, Inc., Sotheby's Financial Services, Inc., Sotheby's Financial Services California, Inc., Oberon, Inc., Sotheby's Ventures, LLC, Oatshare Limited, Sotheby's, a company registered in England, Sotheby's Financial Services Limited, and Sotheby's Hong Kong Limited as Borrowers, the Other Credit Parties Signatory Hereto, as Credit Parties, the Lenders Signatory Hereto from time to time, as Lenders, General Electric Capital Corporation, as Administrative Agent, Collateral Agent and a Lender, and GE Capital Markets, Inc., J.P. Morgan Securities LLC and HSBC Bank USA, N.A., as Joint Lead Arrangers and Joint Bookrunners.

10.2
Amended and Restated Credit Agreement, dated as of August 22, 2014, among Sotheby's Inc., Sotheby's Financial Services, Inc., Sotheby's Financial Services, Inc., Sotheby's Financial Services California, Inc., Oberon, Inc., Sotheby's Ventures, LLC, Sotheby's, a company registered in England, Sotheby's Financial Services Limited, and Sotheby's Hong Kong Limited as Borrowers, the Other Credit Parties Signatory Hereto, as Credit Parties, the Lenders Signatory Hereto from time to time, as Lenders, General Electric Capital Corporation, as Administrative Agent, Collateral Agent and a Lender, and GE Capital Markets, Inc., J.P. Morgan Securities LLC and HSBC Bank USA, N.A., as Joint Lead Arrangers and Joint Bookrunners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President,
Controller and Chief Accounting Officer

Date:	August 25, 2014

Exhibit Index

Exhibit No.	Description

10.1
Amended and Restated Credit Agreement, dated as of August 22, 2014, among Sotheby's, a Delaware corporation, Sotheby's Inc., Sotheby's Financial Services, Inc., Sotheby's Financial Services, Inc., Sotheby's Financial Services California, Inc., Oberon, Inc., Sotheby's Ventures, LLC, Oatshare Limited, Sotheby's, a company registered in England, Sotheby's Financial Services Limited, and Sotheby's Hong Kong Limited as Borrowers, the Other Credit Parties Signatory Hereto, as Credit Parties, the Lenders Signatory Hereto from time to time, as Lenders, General Electric Capital Corporation, as Administrative Agent, Collateral Agent and a Lender, and GE Capital Markets, Inc., J.P. Morgan Securities LLC and HSBC Bank USA, N.A., as Joint Lead Arrangers and Joint Bookrunners.

10.2
Amended and Restated Credit Agreement, dated as of August 22, 2014, among Sotheby's Inc., Sotheby's Financial Services, Inc., Sotheby's Financial Services, Inc., Sotheby's Financial Services California, Inc., Oberon, Inc., Sotheby's Ventures, LLC, Sotheby's, a company registered in England, Sotheby's Financial Services Limited, and Sotheby's Hong Kong Limited as Borrowers, the Other Credit Parties Signatory Hereto, as Credit Parties, the Lenders Signatory Hereto from time to time, as Lenders, General Electric Capital Corporation, as Administrative Agent, Collateral Agent and a Lender, and GE Capital Markets, Inc., J.P. Morgan Securities LLC and HSBC Bank USA, N.A., as Joint Lead Arrangers and Joint Bookrunners.

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